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EXHIBIT 16.1


MCGLADREY & PULLEN
Certified Public Accountants




Securities and Exchange Commission
Washington, DC 20549

We were previously engaged as the Registered Public Accountants for Spectrum Laboratories, Inc. for the two most recent fiscal years and interim periods through November 12, 2004. On November 12, 2004 we resigned and we notified the Registrant's Audit Committee that our client/auditor relationship had ceased as the Registered Public Accountants of Spectrum Laboratories, Inc. The termination of our relationship with Spectrum Laboratories, Inc. occurred prior to the completion of our SAS No. 100 review engagement as of and for the period ended September 25, 2004.

We have read Item 4.01 of Spectrum Laboratories, Inc. Form 8-K dated November 18, 2004 and have the following comments: We agree with the statements made in paragraphs 1, 2, 3, 4 and 6.

We have no basis on which to agree or disagree with the statement made in paragraph 5.

We agree with the statements made in paragraph 7 except for the first sentence for which we have no basis on which to agree or disagree with the statement.




McGladrey & Pullen, LLP


/s/ McGLADREY & PULLEN, LLP
---------------------------

November 22, 2004